EXHIBIT 10.3

News Release

For Release
December 15, 1998
8:45 a.m. EASTERN
For more information, please contact:   Sultan Mahmud (805) 347-8700 ext. 205

                    Sabacol Files To Protect Colombian Assets

SANTA MARIA, CALIFORNIA: December 15, 1998: Saba Petroleum Company (AMEX:SAB) announced today that its wholly-owned subsidiary, Sabacol, Inc. ("Sabacol"), has filed for the protection of its assets under Chapter Eleven of the U.S. Bankruptcy Code.

Sabacol's assets, located solely in Colombia, consist of a 50% interest in a 118 mile pipeline and varying interests in heavy oil producing properties. Sabacol has undertaken this action to protect its asset base and to provide adequate time to develop a re-organization plan for the benefit of its creditors and shareholder. At the time of filing, Sabacol had reported that it had current liabilities of $4.6 million. Due to a 41% decline in oil prices since December 31, 1997, fully burdened costs are expected to exceed revenues. Under present operating procedures and conditions, the producing properties are uneconomic.

Sabacol is not the operator of the properties and has notified the operator of its intent to audit all relevant operating documents and all financial transactions for 1996, 1997 and 1998. Any potential future action would be based on results of the audit. Furthermore, a new management team has been appointed for Sabacol to protect its assets and develop an effective re-organization plan.

Saba's Management Committee stated, "Since inheriting the daily management of the Company, various corrective measures are being taken to provide active direction throughout the Company. The current debt-load and declining oil prices require a proactive plan to preserve all of the Company's assets. In addition, the Committee is aggressively working toward the consummation of the planned merger with Horizontal Ventures, Inc. ("HVNV") in order to implement the new business plan of the combined companies."

Under the planned strategy, with a low-debt structure and high degree of liquidity, the combined company will focus on applying HVNV's proprietary horizontal drilling technology to the enhancement of its reserves in California, increasing its production, processing its oil at its wholly-owned asphalt refinery and efficiently placing the asphalt into the stable asphalt market. This strategy is expected to provide a firm hedge to oil price fluctuations and thus the current oil price will have little relevance to the merged company's business results.

A telephone press conference to discuss this press release has been scheduled a for 1:30 p.m. (Pacific Standard Time) Wednesday, December 16, 1998, hosted by Saba's Management Committee. Callers may participate by dialing (913) 981-5508, confirmation number 593799, five to ten minutes before the teleconference is scheduled to begin in your time zone.

Saba Petroleum Company is an independent energy company with oil and gas production and development activities in North America and Colombia. In the United States, the Company's primary areas of activity are California, Louisiana and New Mexico. The Company also has large land positions and exploration options on exploratory projects in the U.S.A., Indonesia and the United Kingdom.

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                   Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission.